CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Indiana United Bancorp, Inc. of our updated opinion, dated February 29 with respect to the merger between First Affiliated Bancorp, Inc. and Indiana United Bancorp, Inc., and to our firm, respectively, included in the Registration Statement No. 333-     of Indiana United Bancorp, Inc. and to the inclusion of such opinion as an annex to the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                      ALEX SHESHUNOFF & CO.
                      INVESTMENT BANKING

AUSTIN, TX
March 22, 2000